EXHIBIT INDEX

8.7 Copy of Fund Participation Agreement By and Among American Enterprise Life Insurance Company, American Century Variable Portfolios, Inc. and American Century Investment Management, Inc., dated August 21, 1998

9. Opinion of counsel and consent to its use as to the legality of the securities being registered

10.      Consent of Independent Auditors

14. Power of Attorney to sign Amendments to this Registration Statement, dated April 25, 2001